Knoll
1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release

Knoll Reports Fourth Quarter and Full Year Results
Fourth quarter results include restructuring charges consistent with previously announced supply chain transformation and a non-cash impairment charge.
Holly Hunt acquisition to significantly increase our exposure to high margin, high design residential and consumer customers in markets with strong secular growth potential.
EAST GREENVILLE, PA, February 5, 2014 -- Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2013.  Net sales were $230.9 million for the quarter, a decrease of 7.6% from the fourth quarter 2012.  Operating profit was $1.3 million, or 0.6% of net sales, a decrease of 95.4% from the fourth quarter of 2012.  Operating profit during the fourth quarter of 2013 includes $5.7 million of restructuring charges as well as an $8.9 million impairment charge related to the write-down of the Edelman tradename.  Excluding these charges operating profit during the fourth quarter of 2013 would have been $15.9 million, or 6.9% of net sales, a decrease of 43.4% from the fourth quarter of 2012.  Net income was $0.6 million during the fourth quarter of 2013 compared to $17.5 million in the fourth quarter of 2012.  Diluted earnings per share was $0.01 during the fourth quarter of 2013 compared to $0.37 for 2012.  Excluding the restructuring and impairment charges, diluted earnings per share would have been $0.21 per share during the fourth quarter of 2013.

For the full year, net sales were $862.7 million, a decrease of 2.8% when compared to 2012.  Operating profit was $41.1 million, or 4.8% of net sales, a decrease of 53.2% when compared to 2012.  Excluding the restructuring and impairment charges noted above, operating profit for 2013 would have been $55.7 million, a decrease of 36.6% when compared with the same period in the prior year.  Net income was $23.1 million for 2013, a decrease of 53.8% when compared to 2012.  Diluted earnings per share was $0.49 for the year compared to $1.06 per share in the prior year.  Excluding the restructuring and impairment charges noted above, diluted earnings per share would have been $0.68 per share during 2013.

"The results, strategic initiatives, and acquisition of Holly Hunt that we announced earlier this week are consistent with our efforts to build a unique, highly profitable, enterprise in the high design interior space and significantly accelerates us towards our longer term strategic and financial objectives," commented Andrew Cogan, CEO. "We remain committed to both the transformation of our core Office segment as well as working to capture the significant profit opportunity in more fragmented residential and consumer markets around the world", he added.

Fourth Quarter Results

Fourth quarter 2013 financial results highlights follow:

Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	12/31/2013	12/31/2012	Change
Net Sales	$230.9	$250.0	(7.6)%
Gross Profit	74.4	82.7	(10.0)%
Gross Profit %	32.2%	33.1%	(2.7)%
Operating Expenses	58.5	54.5	7.3%
Restructuring charges	5.7	—	N/A
Intangible asset impairment charge	8.9	—	N/A
Operating Profit	1.3	28.1	(95.4)%
Operating Profit %	0.6%	11.2%	(94.6)%
Adjusted Operating Profit	15.9	28.1	(43.4)%
Adjusted Operating Profit %	6.9%	11.2%	(38.4)%
Net Income	0.6	17.5	(96.6)%
Earnings Per Share - Diluted	0.01	0.37	(97.3)%
Adjusted Earnings Per Share - Diluted	0.21	0.37	(43.2)%

Adjusted earnings per share and adjusted operating profit are non-GAAP financial measures and are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to earnings per share and operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $230.9 million, a decrease of $19.1 million, or 7.6%, when compared with the fourth quarter of 2012.  Net sales for the Office segment were $163.0 million in the fourth quarter of 2013, a decrease of $18.1 million, or 10.0%, when compared with the fourth quarter of 2012.  Fewer large commercial projects as well as the continued year-over-year decline in sales to government agencies negatively impacted the Office segment during the fourth quarter of 2013.  Net sales for the Studio segment were $41.1 million, a decrease of $1.0 million, or 2.4%, when compared with the fourth quarter of 2012.  During the fourth quarter of 2013, Studio segment sales in North America decreased while sales in Europe increased.  Net sales for the Coverings segment were $26.7 million, a decrease of $0.1 million, or 0.4%, when compared with the fourth quarter of 2012.

Gross profit for the fourth quarter of 2013 was $74.4 million, a decrease of $8.3 million, or 10.0%, from the same period in 2012.   Gross margin decreased from 33.1% in the fourth quarter of 2012 to 32.2% in the fourth quarter of 2013.  The decrease in gross margin from the fourth quarter of 2012 was largely the result of lower absorption of our fixed costs as a result of the lower sales as well as increased transportation costs.

Operating expenses for the quarter were $58.5 million, or 25.3% of net sales, compared to $54.5 million, or 21.8% of net sales, for fourth quarter of 2012.  The increase in operating expenses during the fourth quarter of 2013 was in large part due to increased investment spending in sales and marketing as well as increased expenses related to our information technology infrastructure upgrade, partially offset by lower incentive compensation.

Operating profit as a percentage of net sales was 0.6% during the fourth quarter of 2013 compared to 11.2% during the fourth quarter of 2012.  Operating profit for the fourth quarter of 2013 includes restructuring charges of $5.7 million and an intangible asset impairment charge of $8.9 million.  Excluding the restructuring and impairment charges, operating profit would have been $15.9 million, or 6.9% of net sales, during the fourth quarter of 2013.  For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.  Operating profit for the Office segment was $2.3 million for the fourth quarter of 2013, compared to $20.0 million in 2012. Excluding restructuring charges of $2.7 million, operating profit for the Office segment would have been $5.0 million in the fourth quarter of 2013, a decrease of $15.0 million, or 75.0%, when compared with the fourth quarter of 2012.  The decrease in operating profit in the Office segment during the fourth quarter of 2013 when compared with the prior year was the result of our lower sales and increased investment spending in sales and marketing as well as increased spending related to our information technology infrastructure upgrade. Operating profit for the Studio segment was $2.8 million for the fourth quarter of 2013, compared to $6.2 million in 2012. Excluding restructuring charges of $3.0 million, operating profit for the Studio segment would have been $5.8 million, a decrease of $0.4 million, or 6.5%, when compared with the fourth quarter of 2012.  Operating loss for the Coverings segment was ($3.8) million for the fourth quarter of 2013, compared to operating profit of $1.9 million in 2012. Excluding the intangible asset impairment charge of $8.9 million, operating profit for the Coverings segment would have been $5.1 million, an increase of $3.2 million, or 168.4% when compared to the fourth quarter of 2012.  During the fourth quarter of 2012, one of our leather subsidiaries incurred a $2.9 million one-time charge for inventory costs that were not being properly transferred to cost of goods sold. Excluding this one-time charge in the fourth quarter of 2012, operating profit for the Coverings segment increased 6.3% during the fourth quarter of 2013 when compared with the prior year.

Interest expense for the fourth quarter of 2013 decreased $0.1 million when compared with the fourth quarter of 2012.  The decrease in interest expense was primarily due to our lower outstanding debt.  During the fourth quarter of 2013, other (income) expense consisted of income of $2.2 million related to foreign exchange gains.  During the fourth quarter of 2012, other (income) expense consisted primarily of income of $0.6 million related to foreign exchange gains offset by $0.1 of miscellaneous expense.

Net income for the fourth quarter of 2013 was $0.6 million compared to $17.5 million during the fourth quarter of 2012. Diluted earnings per share was $0.01 during the fourth quarter of 2013 compared to $0.37 for 2012.  Excluding the restructuring and impairment charges, diluted earnings per share would have been $0.21 per share during the fourth quarter of 2013.

Cash generated from operations during the fourth quarter 2013 was $23.3 million, compared to $41.5 million in the same period of 2012. Capital expenditures for the fourth quarter 2013 totaled $8.6 million compared to $6.5 million for 2012. We repaid $10.0 million of debt during the fourth quarter of 2013 and 2012. The Company also paid dividends of $5.6 million, or $0.12 per share during the fourth quarter of 2013 and 2012.

Full Year Results

2013 financial results highlights follow:

Dollars in Millions Except Per Share Data	Twelve Months Ended		Percent
	12/31/2013	12/31/2012	Change
Net Sales	$862.7	$887.5	(2.8)%
Gross Profit	280.3	294.4	(4.8)%
Gross Profit %	32.5%	33.2%	(2.1)%
Operating Expenses	224.6	206.4	8.8%
Restructuring charges	5.7	—	N/A
Intangible asset impairment charge	8.9	—	N/A
Operating Profit	41.1	87.9	(53.2)%
Operating Profit %	4.8%	9.9%	(51.5)%
Adjusted Operating Profit	55.7	87.9	(36.6)%
Adjusted Operating Profit %	6.5%	9.9%	(34.3)%
Net Income	23.1	50.0	(53.8)%
Earnings Per Share - Diluted	0.49	1.06	(53.8)%
Adjusted Earnings Per Share - Diluted	0.68	1.06	(35.8)%

For the year, net sales totaled $862.7 million, a decrease of $24.8 million, or 2.8%, from 2012 net sales of $887.5 million.  Net sales for the Office segment were $599.1 million, a decrease of $34.2 million, or 5.4%, when compared with 2012.  This decrease in sales in the Office segment for the year was largely the result of lower sales to government agencies.  Sales to commercial clients grew during 2013, however, this growth was not enough to offset the decline in sales to government agencies.  Net sales for the Studio segment were $154.5 million, an increase of $6.9 million, or 4.7%, when compared with 2012.   Sales growth in North America outpaced Europe within the Studio segment during 2013. Net sales for the Coverings segment were $109.0 million, an increase of $2.4 million, or 2.3%, when compared with 2012. Increased sales in our Textiles division was the main cause of this increase.

During the full year, gross margin decreased from 33.2% in 2012 to 32.5% in 2013.  The decrease in gross margin during the year was mainly the result of price erosion in the Office segment as well as lower absorption of our fixed costs as a result of our lower sales.

Operating expenses for 2013 were $224.6 million, or 26.0% of net sales, compared to $206.4 million, or 23.3% of net sales, for 2012.  The increase in operating expenses during 2013 was in large part due to increased spending associated with our announced programs of strategic investments and initiatives to achieve our longer-term revenue and margin objectives, which were partially offset by lower incentive compensation.

Our operating profit for 2013 was $41.1 million, a decrease of $46.8 million, or 53.2%, when compared with the same period in 2012.  Operating profit as a percent of net sales was 4.8% for 2013 compared to 9.9% in 2012.  Operating profit for 2013 includes restructuring charges of $5.7 million and an $8.9 million intangible impairment charge.  Excluding these amounts, operating profit would have been $55.7 million, or 6.5% of net sales, during 2013.  For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.  Operating profit for the Office segment was $13.4 million for 2013, compared to $48.6 million in 2012. Excluding restructuring charges of $2.7 million, operating profit for the Office segment would have been $16.1 million in 2013, a decrease of $32.5 million, or 66.9%, when compared with 2012.  The decrease in operating profit in the Office segment during 2013 was the result of our lower sales and the increased spending on previously announced growth initiatives. Operating profit for the Studio segment was $15.6 million for 2013, compared to $21.8 million in 2012. Excluding restructuring charges of $3.0 million, operating profit for the Studio segment would have been $18.6 million, a decrease of $3.2 million, or 14.7%, when compared with 2012.  Operating profit for the Coverings segment was $12.1 million for 2013, compared to $17.5 million in 2012. Excluding the intangible asset impairment charge of $8.9 million, operating profit for the Coverings segment would have been $21.0 million, an increase of $3.5 million, or 20.0%, when compared to 2012.

Interest expense for 2013 decreased $0.4 million when compared with the full year 2012.  The decrease in interest expense was primarily due to our lower outstanding debt.  Other (income) expense in 2013 consisted of income of $3.5 million from foreign exchange gains offset by  $0.1 million of miscellaneous expense.  Other (income) expense in 2012 consisted of expense related to $2.8 million of foreign exchange losses, expense of $0.5 million related to the write-off of deferred financing fees in conjunction with our new debt agreement completed in February of 2012, offset by  $0.1 million of miscellaneous income.

The effective tax rate was 40.0% for the year, as compared to 36.2% for 2012.  Our effective tax rate for 2012 was lower as a result of a reduction in our unrecognized tax benefits. Our effective tax rate is also dependent upon the mix of pretax income in the countries in which we operate.

We generated 2013 net income of $23.1 million, or $0.49 diluted earnings per share, compared to $50.0 million, or $1.06 diluted earnings per share, in 2012. Excluding the restructuring and impairment charges, diluted earnings per share would have been $0.68 per share 2013. For a reconciliation of adjusted earnings per share to GAAP earnings per share, see "Reconciliation of Non-GAAP Financial Measures" below.

Annual cash generated from operations in 2013 was $54.6 million, compared to $70.6 million the year before. Capital expenditures in 2013 totaled $29.1 million compared to $16.5 million for 2012. During 2013 we repaid $20.0 million of debt compared to $19.0 million in 2012. We also paid dividends of $22.5 million in 2013 compared with $20.5 million in 2012.

“We are fortunate that the strength of our balance sheet allows us to strategically and opportunistically acquire a leading design business like Holly Hunt Enterprises. Holly Hunt significantly extends our reach into the profitable and fragmented luxury residential market and is a great fit from a brand and cultural perspective,” commented Craig B. Spray, SVP & CFO.

Business Segment Results

The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra ® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily Knoll Studio products, and Richard Schultz® Design. The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzFelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended December 31,
Net Sales (in millions)	2013		2012
Office	$163.0		$181.1
Studio	41.1		42.1
Coverings	26.7		26.8
Total Net Sales	$230.9	(1)	$250.0

	Twelve Months Ended December 31,
	2013		2012
Office	$599.1		$633.3
Studio	154.5		147.6
Coverings	109.0		106.6
Total Net Sales	$862.7	(1)	$887.5
(1)         Results do not add due to rounding.

	Three Months Ended December 31, 2013
	Operating Profit	Restructuring Charges	Intangible Asset Impairment	Adjusted Operating Profit	2012 Operating Profit
Office	$2.3	$2.7	$—	$5.0	$20.0
Studio	2.8	3.0	—	5.8	6.2
Coverings	(3.8)	—	8.9	5.1	1.9
Total	$1.3	$5.7	$8.9	$15.9	$28.1

	Twelve Months Ended December 31, 2013
	Operating Profit	Restructuring Charges	Intangible Asset Impairment	Adjusted Operating Profit	2012 Operating Profit
Office	$13.4	$2.7	$—	$16.1	$48.6
Studio	15.6	3.0	—	18.6	21.8
Coverings	12.1	—	8.9	21.0	17.5
Total	$41.1	$5.7	$8.9	$55.7	$87.9

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures.  Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance.  For the periods covered by this release such items consist of restructuring charges and an intangible asset impairment charge.  We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following tables reconcile adjusted earnings per share to GAAP earnings per share for the periods indicated.

	Three Months Ended December 31, 2013
	2013	2012
Earnings per Share - Diluted	$0.01	$0.37
Add back:
Restructuring charges	0.08	—
Intangible asset impairment charge	0.12	—
Adjusted Earnings per Share - Diluted	$0.21	$0.37

	Twelve Months Ended December 31,
	2013		2012
Earnings per Share - Diluted	$0.49		$1.06
Add back:
Restructuring charges	0.08		—
Intangible asset impairment charge	0.12		—
Adjusted Earnings per Share - Diluted	$0.68	(1)	$1.06

(1)         Results do not add due to rounding.

The following tables reconcile adjusted operating profit to GAAP operating profit for the periods indicated.

	Three Months Ended December 31,
	2013	2012
Operating Profit ($mm)	$1.3	$28.1
Add back:
Restructuring charges	5.7	—
Intangible asset impairment charge	8.9	—
Adjusted Operating Profit	$15.9	$28.1
Net Sales	$230.9	$250.0
Operating Profit %	0.6%	11.2%
Adjusted Operating Profit %	6.9%	11.2%

	Twelve Months Ended December 31,
	2013	2012
Operating Profit ($mm)	$41.1	$87.9
Add back:
Restructuring charges	5.7	—
Intangible asset impairment charge	8.9	—
Adjusted Operating Profit	$55.7	$87.9
Net Sales	$862.7	$887.5
Operating Profit %	4.8%	9.9%
Adjusted Operating Profit %	6.5%	9.9%

Conference Call Information

Knoll will host a conference call on Wednesday, February 5, 2014 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America	866 953-6858
International	617 399-3482
Passcode	17355413

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through February 12, 2014 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 67471833).

 About Knoll

Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textile, leather and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian's Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals,” "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors:	Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com

Media:	David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Sales	$230,872	$250,026	$862,668	$887,499
Cost of sales	156,443	167,351	582,392	593,149
Gross profit	74,429	82,675	280,276	294,350
Selling, general, and administrative expenses	58,525	54,549	224,619	206,449
Restructuring charges	5,696	—	5,696	—
Intangible asset impairment charge	8,900	—	8,900	—
Operating profit	1,308	28,126	41,061	87,901
Interest expense	1,445	1,572	5,941	6,350
Other (income) expense, net	(2,157)	(509)	(3,430)	3,215
Income before income tax expense	2,020	27,063	38,550	78,336
Income tax expense	1,386	9,570	15,404	28,335
Net income	$634	$17,493	$23,146	$50,001
Earnings per share:
Basic	$0.01	$0.37	$0.49	$1.07
Diluted	$0.01	$0.37	$0.49	$1.06
Weighted-average shares outstanding:
Basic	47,019,147	46,753,272	46,916,845	46,634,834
Diluted	47,790,612	47,082,864	47,659,418	47,059,186

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$12,026	$29,956
Customer receivables, net	103,915	105,877
Inventories	96,449	98,195
Prepaid and other current assets	23,553	24,494
Total current assets	235,943	258,522
Property, plant, and equipment, net	137,893	124,838
Intangible assets, net	294,646	302,830
Other noncurrent assets	8,596	8,863
Total Assets	$677,078	$695,053
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	94,353	83,600
Other current liabilities	73,694	92,345
Total current liabilities	168,047	175,945
Long-term debt	173,000	193,000
Other noncurrent liabilities	107,589	138,008
Total liabilities	448,636	506,953
Stockholders' equity	228,442	188,100
Total Liabilities and Stockholders' Equity	$677,078	$695,053

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2013	2012
Net income	$23,146	$50,001
Cash Flows provided by Operating Activities	54,614	70,568
Cash Flows used in Investing Activities	(29,379)	(23,001)
Cash Flows used in Financing Activities	(43,508)	(45,791)
Effect of exchange rate changes on cash and cash equivalents	343	(83)
(Decrease) Increase in cash and cash equivalents	(17,930)	1,693
Cash and cash equivalents at beginning of period	29,956	28,263
Cash and cash equivalents at end of period	$12,026	$29,956